Exhibit 5
1000 Jackson Street                419.241.9000
Toledo, Ohio 43604-5573       419.241.6894 fax
www.slk-law.com
January 30, 2009
George L. Chapman
Chairman of the Board,
Chief Executive Officer and President
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604

Re:	HEALTH CARE REIT, INC.
6,325,000 Shares of Common Stock
Dear Mr. Chapman:
          We have acted as counsel to Health Care REIT, Inc. (the “Company”) in connection with the offering of up to 6,325,000 shares of its common stock, par value $1.00 per share (the “Shares”), pursuant to a prospectus supplement dated January 29, 2009 (the “Prospectus Supplement”) to the prospectus dated May 12, 2006 (the “Prospectus”), included in the Company’s registration statement on Form S-3 (File No. 333-134082), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
          In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.
          Based upon the foregoing, it is our opinion that the Shares will be, when issued and sold in the manner set forth in the Prospectus Supplement and the accompanying Prospectus, legally and validly issued and fully paid and nonassessable.
          The undersigned hereby consents to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company.

Very truly yours,
/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP